Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Matt Sullivan / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1709 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 18 PERCENT
REVENUE GROWTH FOR FISCAL 2009 FOURTH QUARTER
Surgical Sales Force Expansion Completed;
Integration of Orthopedic and Woundcare Operations Completed;
Establishment of Orthopedic and Woundcare Sales Force Progressing
     ST. PAUL, Minn., Dec. 2, 2009 — Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported strong revenue performance for the fourth fiscal quarter and full fiscal year ended Oct. 31, 2009.
     For the 2009 fiscal fourth quarter, net revenue rose to $15.0 million, an 18 percent increase over $12.7 million in the year-ago period. Net income on a GAAP basis for the fiscal 2009 fourth quarter was $3.8 million, or $0.33 per diluted share. Adjusted fourth quarter net income (non-GAAP), excluding the gain on the sale of auction rate securities and the related impact on income taxes, was $0.6 million, or $0.05 per diluted share, versus GAAP net income of $1.9 million, or $0.15 per diluted share, in the year-earlier period.
     For fiscal 2009, net revenue rose to $58.2 million, up 17 percent from $49.8 million in fiscal 2008. On a GAAP basis, net income for fiscal 2009 was $2.7 million, or $0.23 per diluted share. Adjusted net income (non-GAAP), excluding certain special charges, was $6.6 million, or $0.56 per diluted share, compared to GAAP net income from continuing operations of $6.2 million, or $0.48 per diluted share, in fiscal 2008.
     “In a year when many companies in the medical sector are reporting flat or single-digit revenue growth, we are happy to deliver 17 percent revenue growth for the year and 18 percent growth for the most recent quarter,” remarked Richard W. Kramp, Synovis Life Technologies president and chief executive officer. “We have achieved this notable growth while also devoting significant management time to expanding our surgical sales force by 40 percent, performing detailed due diligence and successfully acquiring and
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Synovis Life Technologies
December 2, 2009

integrating our acquisition in the orthopedic and woundcare markets, applying for and receiving CE Mark approval to sell Veritas® in Europe and completing the development of and applying for FDA clearance for our Flow Coupler® device. These milestone achievements are expected to allow us to continue to report top line growth in excess of 15 percent as we have for the past three years.
     “With the completion of our surgical sales force expansion, we now have a total of 56 territory sales representatives and seven regional managers in place for fiscal 2010 to sell our surgical products in our domestic markets,” stated Kramp. “Our new sales associates have completed our technical training programs and are becoming increasingly productive as they establish themselves in their territories. Past experience with two previous sales force expansions has shown that we achieve greater market penetration in the second or third quarter after the expansion. Taking an even broader perspective, our revenue in fiscal 2009 is more than double our revenue in fiscal 2006, largely a result of our move to direct sales. We have followed the same path in our microsurgical sales team and are now fully staffed with nine direct sales representatives in the U.S.”
     Kramp continued, “We recently named Patrick Horan vice president of surgical sales. Pat has an exceptionally strong background for this position, having spent nine years at Johnson & Johnson (J&J) where he started out selling surgical and infection control products and became a corporate business manager responsible for sales activities for 14 J&J operating companies in 18 key corporate accounts. Pat then joined Medtronic as an implantable sales specialist in their Neuro Division. From there he went on to spend two years at Chiron Vision, starting as a regional sales manager with five district managers and 26 direct sales reps reporting to him with rapid promotion to executive director of strategic accounts and corporate sales. This experience positioned him well to move back to Medtronic in 1999 as senior director of corporate sales. Most recently he served as Medtronic’s senior director of operations development and solutions where he managed the integration of all national accounts from their separate business units. His span of experience and his ‘be face to face with the customer’ approach will help us immensely.”
     Gross margin for the fiscal fourth quarter was 72 percent, a 2 percentage point gain over the fourth quarter of fiscal 2008. The gross margin improvement resulted from increased sales of higher margin Veritas products, as well as higher average net selling prices. SG&A expense totaled $9.1 million in the quarter, a significant increase over $5.8 million in the fourth quarter of fiscal 2008, largely due to the 40 percent expansion of the domestic surgical sales force and $1.6 million in start-up costs associated with the recently acquired Synovis Orthopedic and Woundcare (OWC) operations. Research and development expenses totaled $1.1 million in the fourth quarter, a 19 percent increase over the year-ago period. Priority projects during the fourth quarter included the final-stage development of the Flow Coupler device and Peri-Strips® enhancement initiatives.
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December 2, 2009

     Fiscal fourth quarter operating income was $642,000, compared to $2.2 million in the year-ago period. Excluding the start-up costs associated with OWC, non-GAAP operating income in the fourth quarter of fiscal 2009 was $2.2 million.
Broad Product Portfolio Addresses Multiple Opportunities in Soft Tissue Repair
     Synovis’ expanding product portfolio includes tissue-based reconstruction and regeneration products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery, as well as orthopedic and woundcare which were added by acquisition in the fiscal 2009 third quarter. Product-related highlights for the fourth quarter and fiscal year follow.
     Revenue from patch products based on Synovis’ unique Veritas remodelable biomaterial rose to $2.8 million in the fourth quarter, a 131 percent increase over the comparable period last year. In fiscal 2009, Veritas revenue reached $8.8 million, a 96 percent increase over the prior year. Veritas, which is extremely conformable and strong, acts as a “scaffold” to facilitate tissue integration and repair. Synovis launched Veritas into the domestic ventral hernia repair market in fiscal 2007, the domestic breast reconstruction market in fiscal 2008 and recently received CE Mark approval for use in hernia repair and breast reconstruction in Europe.
     Regarding the European clearance, Kramp noted, “Obtaining CE Mark approval for Veritas is a significant milestone. The European hernia and breast reconstruction markets have no dominant players since the use of human cadaver products, including human skin, is generally not accepted. We are now selling Veritas to European physicians through our distributors and expect a meaningful contribution to our international sales in fiscal 2010.”
     Peer-reviewed journal articles play an important role in informing physicians about Veritas’ unique properties and advantages. The American Journal of Surgery recently published a favorable article reporting outcomes achieved with Veritas in treating 26 patients with complex ventral hernias, the majority of which were so severe that primary closure of the abdominal muscular layer could not be achieved. This is a particularly difficult application because the Veritas implant must bridge the gap in the muscular wall and retain the intestine while remodeling. Compared to the 80 percent failure rate reported in the literature for a major competitor using human skin, Veritas’ re-herniation in this difficult procedure was only 19 percent. In addition, an article published in the July edition of The Journal of Surgical Technology International described the unique performance and technical characteristics of Veritas. Kramp noted, “These articles will be used effectively by our sales team to convey the benefits of Veritas, and we continue to invest in additional clinical studies to further highlight the differentiating features and benefits of Veritas and to provide physicians with data desired for their clinical decisions.”
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December 2, 2009

     Peri-Strips Dry®, or PSD, product sales totaled $4.7 million in the fourth quarter, consistent with the year-ago period. Year over year, PSD revenue grew to $19.4 million, an increase of ten percent from fiscal 2008. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
     Kramp said, “Despite pressure in the last half of fiscal 2009 from a competing buttress product introduced by a stapler manufacturer, our sales force has prevented erosion of Peri-Strips sales on a quarter over quarter basis and grew buttress revenue 10 percent in the fiscal year. Domestic sales of Peri-Strip models, which are used with the staplers of the new buttress competitor, stabilized on a sequential quarter basis. We expect our larger sales staff to drive growth going forward and are confident that the superior clinical performance of Peri-Strips will bring us new and returning customers. Early results from our R&D work comparing Peri-Strips to the newly introduced competitive product confirm what we have been hearing in the field and support our belief in the superior performance of Peri-Strips.”
     Sales of the Tissue-Guard line of products for vascular, thoracic and neuro applications totaled $3.9 million in the quarter, an increase of 9 percent over the year-ago period with growth from vascular and neuro applications in the United States and international markets. For the year, Tissue-Guard revenue was $15.8 million, up 9 percent over fiscal 2008. Higher unit sales and selling prices contributed to revenue growth.
     Fourth quarter revenue from the microsurgical product line totaled $2.4 million, an 18 percent increase over the same period last year. Full year 2009 microsurgical revenue rose 12 percent to $8.7 million. Synovis Micro is the world leader in microvascular anastomosis through its Coupler product. The Coupler, which facilitates connecting extremely small blood vessels in about one-fifth of the time required by hand suturing, is the primary microsurgical product. It is used in breast reconstruction in cancer patients, as well as in several applications in hand, head and neck reconstructive surgery. The connection is performed in such a way that no foreign material is placed in the blood flow path, thus resulting in short- and long-term patency rates which compare favorably to hand suturing.
     Kramp noted, “Microsurgical sales have strengthened after the reorganization of our specialized sales team in the first half of the fiscal year. This strengthened and expanded sales group will be instrumental in maximizing the impact of the market launch of our enhanced Coupler product, the Flow Coupler. In late October, we submitted our application for 510(k) marketing clearance to the FDA for the Flow Coupler, a next-generation product that uses Doppler technology married to our proven anastomosis technology to immediately verify blood flow in the connected vessel after implant. Pending FDA clearance, we plan to launch the Flow Coupler in the United States in early calendar 2010.”
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December 2, 2009

Synovis Orthopedic and Woundcare Resuming Operations
     In late September, the recently acquired Synovis Orthopedic and Woundcare group (OWC) obtained the California Department of Public Health manufacturing license necessary to resume manufacturing and ship products from inventory. With this approval, Synovis also expanded the active recruitment of a hybrid sales force for its orthopedic and woundcare products. The sales team will consist of approximately eight direct sales people strategically placed throughout the United States and 16 independent representatives in other major population areas to complete coverage. The direct sales people are expected to be hired in the first quarter of fiscal 2010, as well as approximately half of the independents. Primary Orthopedic and Woundcare products are the OrthADAPT® Bioimplant for orthopedic applications and Unite® Biomatrix for the woundcare markets. These products have full regulatory clearance in the United States and Europe. Kramp noted, “Resumption of shipments in covered territories demonstrates that many of the former customers were pleased to again have our OrthADAPT and Unite products to implant.”
     Kramp added, “The biomaterial technologies we obtained through this acquisition complement Synovis’ matrix technologies, and we gained products which have performed well in the orthopedic and wound treatment markets. These markets, taken together, constitute a $980 million opportunity for the products we acquired. This acquisition fits perfectly into our strategy to be a large player in the soft tissue reconstruction and regeneration market, and thereby strengthens our position to offer our shareholders continued double-digit revenue growth rates for our five year planning horizon. After hiring a core operations staff of 25 people, we are now focused on building a dedicated sales staff for this group. We are bringing to bear all that we have learned in building the surgical sales force and are making deliberate choices to find individuals who can effectively and efficiently develop customer relationships and sales in these markets.”
Balance Sheet and Cash Flow
     Synovis had $60.7 million in cash and investments as of October 31, 2009, compared to $58.3 million at the end of the fiscal third quarter 2009. Operating activities provided cash of approximately $2.8 million in the fourth quarter of fiscal 2009 and $9.8 million for the full fiscal year 2009. On September 28, 2009, the Synovis board of directors approved a program to repurchase up to 500,000 shares of the company’s common stock. During the fourth quarter, Synovis repurchased 220,000 shares at a total cost of $2.9 million, or an average price of $13.12 per share. A previous stock repurchase program was completed in the first quarter of fiscal 2009, and under both programs Synovis repurchased a total of 716,000 shares in fiscal 2009, for a total cost of $11.0 million, or an average price of $15.38 per share.
Special Items
     In the fiscal fourth quarter, Synovis sold its portfolio of auction rate securities (ARS) for $7.7 million in cash, which resulted in a non-operating pre-tax gain of $2.75 million in the quarter. In addition, the
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December 2, 2009

company recognized a tax benefit of $0.5 million related to the sale of the ARS. In its third quarter, Synovis recorded a pre-tax loss of $4.1 million on its ARS but did not recognize any tax benefit on the recorded loss as it was uncertain when this loss would be recognized for tax purposes. Upon the actual sale of the ARS in the fourth quarter, Synovis recognized the tax benefit associated with the ultimate loss on the sale of the ARS of $1.35 million.
     Also in the third quarter of fiscal 2009, Synovis expensed $3.5 million of acquired in-process research and development related to the purchase of substantially all of the assets of Pegasus (now operating as OWC). In addition, the company recorded an impairment charge of $600,000 during the third quarter related to identifiable intangible assets associated with the 4Closure™ Surgical Fascia Closure System.
     The company believes adjusting GAAP-basis results to exclude the impact of the special charges above is helpful in analyzing its operating results. A reconciliation of GAAP-basis results as reported to adjusted results (non-GAAP) for the three months ended October 31, 2009, follows (dollars in thousands except per share amounts):

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
GAAP Results	$642	$3,546	$3,835	$0.33
Adjustments
Gain on sale of ARS	—	(2,750)	(2,750)	(0.24)
Tax benefit on sale of ARS	—	—	(477)	(0.04)

Total adjustments	—	(2,750)	(3,227)	(0.28)

Adjusted Results (Non-GAAP)	$642	$796	$608	$0.05

     A reconciliation of GAAP-basis results as reported to adjusted results (non-GAAP) for the year ended October 31, 2009, follows (dollars in thousands except per share amounts):

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
GAAP Results	$4,002	$3,572	$2,706	$0.23
Adjustments
Loss on sale of ARS	—	1,350	873	0.07
Intangible asset impairment	600	600	437	0.04
In-process R&D expense	3,500	3,500	2,548	0.22

Total adjustments	4,100	5,450	3,858	0.33

Adjusted Results (Non-GAAP)	$8,102	$9,022	$6,564	$0.56

     The non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Synovis’ actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Synovis’ performance against prior periods on a comparable
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December 2, 2009

basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States.
Looking Ahead
     Management does not provide formal earnings guidance. However, the company expects initiatives launched in fiscal 2009 to drive growth in the coming year and beyond.
     Management believes revenue from historical operations, excluding OWC, will grow in the range of 15 percent to 20 percent in fiscal 2010 with gross margins slightly above fiscal 2009 levels, driven by product mix. Operating expenses for historical operations in fiscal 2010 are expected to grow at a rate similar to the expected revenue growth rate as a result of the expanded sales force, investments in R&D and commencement of post-market clinical studies. Operating margins for historical operations in fiscal 2010 are expected to be similar to operating margins in fiscal 2009, with lower operating margins expected in the first part of the year and higher operating margins expected in the second half.
     Management believes that fiscal 2010 revenue from OWC will range from $4 million to $7 million, with revenue heavily weighted toward the second half of the year. Gross margins of approximately 50 percent are currently expected as the acquired inventory with a stepped-up basis is sold. The fiscal 2010 operating loss from OWC is expected to range from $5 million to $6 million and is highly dependent on the level of revenue.
Conference Call and Webcast
     Synovis Life Technologies will host a live webcast of its fiscal fourth quarter conference call today, Dec. 2, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Dec. 2.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 87846077. The audio replay will be available beginning at 2 p.m. CT on Wednesday, Dec. 2, through 6 p.m. CT on Wednesday, Dec. 9.
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December 2, 2009

About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., develops, manufactures and markets mechanical and biological products used by several surgical specialties for the repair of soft tissue damaged or destroyed by disease or injury. The company’s products are designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded direct sales force to grow revenues, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates (such as the recently acquired Orthopedic and Woundcare products), any operational or financial impact of the current global economic downturn, and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s reports to the Securities and Exchange Commission, including on the company’s Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
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December 2, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		12 Months Ended
	October 31		October 31
	2009	2008	2009	2008
Net revenue	$15,010	$12,715	$58,211	$49,800
Cost of revenue	4,138	3,790	16,444	15,656
Gross margin	10,872	8,925	41,767	34,144
Gross margin percentage	72%	70%	72%	69%

Selling, general and administrative expenses	9,144	5,777	29,867	23,702
Research and development expenses	1,086	912	3,798	3,248
Other expenses	—	—	4,100	—

Operating income	642	2,236	4,002	7,194

Interest income	154	487	920	2,077
Gain (loss) on sale of investments	2,750	—	(1,350)	—
Income from continuing operations before (benefit) provision for income taxes	3,546	2,723	3,572	9,271
(Benefit) provision for income taxes	(289)	814	866	3,106

Income from continuing operations	3,835	1,909	2,706	6,165

Discontinued operations:
Loss from operations of discontinued business, net of tax benefit of $10	—	—	—	(20)
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	—	5,340

Net income	$3,835	$1,909	$2,706	$11,485

Basic earnings per share
- Continuing operations	$0.33	$0.15	$0.23	$0.50
- Discontinued operations	—	—	—	0.43

Total	$0.33	$0.15	$0.23	$0.93

Diluted earnings per share
- Continuing operations	$0.33	$0.15	$0.23	$0.48
- Discontinued operations	—	—	—	0.42

Total	$0.33	$0.15	$0.23	$0.90

Weighted average basic shares outstanding	11,550	12,363	11,588	12,395
Weighted average diluted shares outstanding	11,754	12,665	11,827	12,721
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December 2, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of October 31, 2009 and 2008
(In thousands, except share and per share data)

	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$15,863	$46,895
Restricted cash	—	2,950
Short-term investments	38,960	5,598
Accounts receivable, net	6,925	6,071
Inventories	7,724	5,733
Deferred income tax asset, net	367	—
Other current assets	1,755	2,390

Total current assets	71,594	69,637

Investments, net	5,926	19,345
Property, plant and equipment, net	3,719	2,931
Goodwill and other intangible assets, net	10,459	5,158
Deferred income tax asset, net	2,022	330

Total assets	$93,720	$97,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,709	$7,393
Deferred income tax liability, net	—	147

Total current liabilities	7,709	7,540

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,398,874 at October 31, 2009 and 12,018,670 at October 31, 2008	114	120
Additional paid-in capital	63,132	72,181
Accumulated other comprehensive income (loss)	92	(2,407)
Retained earnings	22,673	19,967

Total shareholders’ equity	86,011	89,861

Total liabilities and shareholders’ equity	$93,720	$97,401

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